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                                                                  EXHIBIT 10.32


                      JACKSONVILLE INTERNATIONAL TRADEPORT
                          PURCHASE AND SALE AGREEMENT

         THIS JACKSONVILLE INTERNATIONAL TRADEPORT PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into this ___ day of October, 1996, by and between ARMOR HOLDINGS, INC., a Delaware Corporation, the address of which for notices hereunder is 191 Nassau Place Road, Fernandina Beach, Florida 32034 ("Buyer") and WILMA/SKYLAND JOINT VENTURE, LTD., a Georgia limited partnership, the address of which for notices hereunder is 1350 Tradeport Drive, Suite 101, Jacksonville, Florida 32218 ("Seller").

                               WITNESSETH: That,

         In consideration of the sum of Five Thousand and No/100 Dollars ($5,000.00) paid by Buyer (the "Deposit") to MARTIN, ADE, BIRCHFIELD & MICKLER, P.A. ("Escrow Agent"), the mutual covenants contained herein, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

         1. Property. Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer, upon the terms and conditions set forth herein, the property located in Jacksonville, Duval County, Florida, consisting of approximately
7.07 acres located on International Parkway, as depicted on the sketch which is more particularly described on Exhibit A attached hereto and made a part hereof (the "Property"). The actual metes and bounds legal description of the "Property" shall be determined by the survey to be provided by Seller pursuant to paragraph 6 hereof. Upon delivery of the survey to Buyer, the metes and bounds legal description set forth on the survey shall automatically be substituted as the legal description of the "Property" to be purchased pursuant to this Agreement without the necessity of any further amendment to this Agreement. The Property is part of a project known as the Jacksonville International Tradeport (the "Project"). The Project constitutes a Development of Regional Impact and is subject to the terms and conditions of a Development Order, [including a Preliminary Development Agreement] ("DO"), a PUD Zoning Ordinance ("PUD"), a Declaration of Covenants, Conditions and Restrictions ("Covenants") and the Jacksonville International Tradeport Development Guidelines ("Guidelines"), all of which are incorporated herein by reference. The terms defined in this paragraph are more particularly described on the attached Exhibit "B".

         2. Buyer's Improvements. Buyer represents and warrants to Seller that Buyer shall construct on the Property in accordance with the DO, the PUD, the Covenants, and the Guidelines, certain improvements to be used primarily for office and light manufacturing which use shall be consistent with "Light Industrial Purposes" (as defined in the DO), containing at least 50,000 square feet of enclosed floor space but no more than 150,000 square feet of enclosed floor space (the "Improvements"). Buyer will commence construction of the Improvements on or before November 1, 1996 (the "Commencement Date") and the Improvements will be substantially complete and ready for occupancy on or before July 1, 1997 (the "Completion Date").



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         3. Purchase Price and Payment.

                  (a) The purchase price (the "Purchase Price") shall be Four Hundred Ninety Five Thousand Nine Hundred Thirty Dollars and No/100 Dollars ($495,930.00) payable in United States Dollars less an economic incentive credit in the amount of Forty Thousand Dollars & No/100 ($40,000.00).

                  (b) The Purchase Price (less a credit for the Deposit and subject to adjustment for prorations) shall be payable at Buyer's option, either: (i) by certified\cashier's check issued by a Jacksonville, Florida, based banking institution and payable to the order of Seller without endorsement; or (ii) by wire transfer through the Federal Reserve Bank to an account designated by Seller.


         4. Closing Costs, Contributions and Prorations.

                  (a) Seller shall pay for Seller's attorney's fee, a fee title insurance policy in the amount of the Purchase Price, State of Florida documentary stamps on the deed, any mortgage release payment and recording fees for any release and a boundary survey of the Property.

                  (b) Buyer shall pay for Buyer's attorney's fee, all costs related to any financing of the Purchase Price, the contributions described in paragraph 4(c) hereof, recording fees, and the cost of any special survey certifications required by Buyer and its mortgagee.

                  (c) Buyer shall pay to the Jacksonville International Tradeport Owners' Association, Inc. (the "Association"), at closing, as a contribution to the Association's initial working capital, an amount equal to the current regular annual assessment of $350.00 per each acre of the Property which will be approximately $2,475.00. This initial working capital contribution is in addition to, and not in lieu of, assessments payable to the Association pursuant to the Covenants. Buyer shall also pay at closing Buyer's prorata share of the regular annual assessment upon the Property (equal to $350.00 per acre times each acre comprising the Property) prorated from the date of closing until the end of the Association's then current fiscal year.

                  (d) Real property taxes relating to the Property shall be prorated as of the day immediately prior to the date of closing.

         5. Title Commitment.

                  (a) Prior to the effective date of this Agreement, Seller, at Seller's expense, has delivered to Buyer a commitment for a fee title insurance policy issued by Commonwealth Land Title Insurance Company or any other title underwriter reasonably acceptable to Buyer


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which shall commit to insure Buyer's title to the Property in the amount of the
Purchase Price subject to the standard printed exceptions set forth therein and the Permitted Exceptions, none of which will be considered title defects. Any exception in the title insurance commitment for mortgages, judgments, liens and other matters which can be cured by the payment of money shall not be considered title defects provided Seller pays or agrees to pay the amount required to obtain a release from the proceeds available at closing.

          (b) The term "Permitted Exceptions" shall mean and refer to:

               (i) the DO, the PUD, the Covenants, and the Guidelines;

               (ii) utility and drainage easements of record, including, if applicable to the Property, a Conservation Easement in favor of St. Johns River Water Management District;

               (iii) rights of governmental authorities and others to any portion of the Property lying below the mean high water mark of Little Cedar Creek or Pickett Branch, as applicable;

               (iv) ad valorem taxes for the year of closing;

               (v) standard printed exceptions set forth in the title insurance commitment; and

               (vi) any matter indicated on the survey map or in the title insurance commitment which is, or is deemed to be, approved or waived by Buyer pursuant to this paragraph 5.

                  (c) If the title insurance commitment or survey map reveals any title defect, (other than a Permitted Exception) Buyer, prior to the Closing Date, shall notify Seller in writing of such defect. If Seller receives no written notice of any defect prior to the Closing Date, Buyer shall be deemed to have agreed that the status of title reflected in the title insurance commitment and survey is acceptable.

                  (d) Seller shall have the right, but no obligation to cure defects and shall have a period of thirty (30) days from the date of Buyer's notice in which to do so. Notwithstanding the foregoing, Seller agrees that it shall use its best efforts to cure any title defect which can be cured by the payment of a liquidated sum which does not exceed $1,500.00. The deletion from the title insurance commitment of the exception complained of shall be sufficient to cure the defect. If any title defect is not cured within such period of time, then Buyer, at Buyer's option, shall either: (i) waive the title defect and accept title to the Property in its existing condition without any change in the Purchase Price; or (ii) terminate this Agreement and accept a refund of the Deposit together with all accrued interest thereon. If Buyer does not give Seller written notice of Buyer's election to terminate this Agreement within ten (10) days of receipt from Seller

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of written notice that Seller is unable or unwilling to cure the title defect, if any, then Buyer shall have waived Buyer's election to terminate and shall be deemed to have waived the title defect and to have agreed to accept title in its existing condition.

         6. Survey. Prior to the effective date of this Agreement, Seller, at Seller's expense, has obtained and delivered to Buyer at least three (3) prints of a boundary survey of the Property.

         7. Buyer's Investigations.

                  Buyer may enter the Property prior to closing to make investigations for all reasonable purposes including, but not limited to, soil tests and borings, subject to the conditions of this paragraph, but Buyer may not, without the prior written consent of Seller, apply to any governmental agency having jurisdiction over the Property or the Project for any permit or license or any change in, variance of, or release from any permit or license applicable to the Property as of the date hereof. Seller may refuse such consent in Seller's sole and absolute discretion. Buyer shall indemnify, defend, and hold Seller harmless from and against any and all loss, liability, cost, claim, demand, and expense (including without limitation reasonable attorneys' fees) arising from any unpaid work or from any personal injury, loss of life, or property damage occurring on or about the Property or any adjacent lands as a result of any act or omission of Buyer, or Buyer's employees, agents, contractors, licensees and representatives. Buyer shall, upon Seller's request, furnish to Seller a certificate of insurance evidencing liability insurance coverage by an insurer and in an amount reasonably acceptable to Seller and naming Seller as an additional insured. The provision of such insurance shall not relieve Buyer of any liability under the indemnity contained herein.

         8. Closing Date. The closing shall be held in Jacksonville, Florida, on or before October 22, 1996, at 2:00 p.m., at the offices of Martin, Ade, Birchfield & Mickler, P.A., 3000 Independent Square, Jacksonville, Florida.

         9. Closing Documents. At closing, Seller shall execute and deliver to Buyer the following documents:

                  (a) General Warranty Deed conveying good and insurable fee simple title to the Property, free and clear of liens and encumbrances except the Permitted Exceptions;

                  (b) An affidavit stating Seller's principal place of business, Seller's United States Taxpayer Identification Number, and stating that Seller is not a foreign person as defined in Section 1445 of the Internal Revenue Code; and

                  (c) An affidavit of title covering mechanic's and materialmen's liens and as to possession of the Property acceptable to the title company for the purpose of removing the standard printed mechanic's lien and parties in possession exceptions from the title policy.

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         10. Escrow of Deposit. The Escrow Agent shall hold the Deposit in escrow in accordance with the terms of this Agreement. If any dispute should arise in connection with this Agreement, the Escrow Agent may place the Deposit with the Clerk of the Circuit Court of Duval County, Florida, and interplead Buyer and Seller. Buyer and Seller agree that if any interpleader action is commenced, all attorneys' fees and costs incurred by the Escrow Agent shall be paid by the party adjudged not to be entitled to the Deposit.

         11. Buyer's Compliance.

                  (a) Buyer agrees that Buyer's covenants, representations, and warranties in this Agreement are a material inducement to Seller's entering into this Agreement. Buyer agrees that Seller has a material economic interest in conveying property within the Project only to purchasers who will develop such property in a timely manner consistent with the schedules and requirements as set forth in this Agreement and in accordance with the DO, the PUD, the Covenants, and the Guidelines.

                  (b) Buyer represents and warrants to Seller that the Improvements and all other improvements constructed upon the Property shall be constructed in accordance with the DO, PUD, the Covenants, and the Guidelines, and shall be constructed only by a licensed general contractor approved in writing by Seller, whose approval shall not be unreasonably withheld.

         12. Default Clause.

            (a) If Buyer fails to purchase the Property in accordance with the terms of this Agreement for any reason except for Seller's default or pursuant to any of Buyer's rights of termination herein provided, Seller's only remedy against Buyer for such breach shall be to collect the Deposit, including any accrued interest thereon, as agreed and liquidated damages. The parties agree that such amount is a fair and reasonable measure of the damages to be suffered by Seller in the event of any such breach, the exact amount thereof being incapable of ascertainment. If Buyer terminates this Agreement pursuant to a right of Buyer to do so contained herein, Buyer shall be entitled to a return of the Deposit, including any accrued interest thereon. If Seller fails to consummate this Agreement in accordance with its terms for any reason except for Buyer's default, Buyer shall be entitled to terminate this Agreement and receive a refund of the Deposit, including any accrued interest thereon, or bring an action for specific performance. In no event shall Buyer be entitled to bring or maintain any action for damages for breach of this Agreement by Seller.

            (b) Notwithstanding the foregoing, Seller shall be entitled to all remedies available at law or in equity (including without limitation an action for specific performance without posting bond) for any breach of any representation, warranty or covenant of Buyer contained in paragraphs 2, 7, 11, 13, 14, 15, 17, 18, 19, 24, 28, 30, 31 and 32 of this Agreement.




                                       5

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         13. DO, PUD, Covenants and Guidelines.

                  (a) Seller reserves the right to amend the DO, the PUD, the Covenants, or the Guidelines prior to closing, provided that a copy of any such amendment is transmitted to Buyer prior to closing. If the proposed change or amendment does not materially alter or modify the DO, the PUD, the Covenants, or the Guidelines as they relate to the Property in a manner that is materially adverse to Buyer or do not materially adversely affect the value of the Property, Buyer's approval shall not be required. If any such change does materially alter or modify the permitted use of the Property in a manner that is materially adverse to Buyer or materially adversely affects the value of the Property, such change shall be considered approved by Buyer unless Buyer shall notify Seller in writing prior to closing that Buyer disapproves of the change or amendment and elects to terminate this Agreement and receive a refund of the Deposit, including any accrued interest thereon.

                  (b) After closing, should Seller seek to obtain one or more modifications of the DO or the PUD, Buyer shall not object, either orally or in writing, to any governmental agency or official with respect to the DO or the PUD or otherwise impede or hamper Seller's efforts, provided the modifications do not materially alter or modify the permitted use of the Property in a manner that is adverse to Buyer and do not materially adversely affect the value of the Property.

         14. Permits. As hereinabove specified, Buyer acknowledges that the Property is part of the Project, a development known as the Jacksonville International Tradeport. Seller has obtained from the St. Johns River Water Management District (the "District") a permit constituting the conceptual approval of a surface water management system and storm water system to serve the Project, said permit being identified as permit number 4-031-0225-CM (the "Water Permit"). Additionally, Seller has obtained from the United States Army Corps of Engineers (the "Corps") a permit constituting the approval for dredging and filling of portions of the Project which may include the Property, said permit being identified as permit number 88IPI-21128 (the "COE Permit"). Lastly, Seller has obtained from the Florida Department of Environmental Regulation (now known as the Florida Department of Environmental Protection) (the "DEP") a permit constituting the approval for dredging and filling portions of the Project which may include the Property, said permit being identified as permit number 12-031-0004 (the "DEP Permit"). The Water Permit, the COE Permit, and the DEP Permit were issued pursuant to certain plans and specifications submitted to the District, the Corps and the DEP as more particularly identified in said permits. It is the intent of Buyer and Seller that such surface and storm water facilities to be constructed by Buyer on the Property, as are necessary or required for Buyer's intended use of the Property, shall be consistent with the Water Permit. Further, it is the intent of Buyer and Seller that such dredge and fill activities, as are necessary or required for Buyer's intended use of the Property, shall be consistent with the COE Permit and the DEP Permit. Therefore, Seller and Buyer covenant as follows:

                  (a) Prior to applying for a permit from the District, the Corps, the DEP, or any other governmental body or agency having jurisdiction over the Property, Buyer shall submit


                                       6

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to Seller for approval a copy of Buyer's proposed application or applications and two (2) complete sets of plans and specifications for Buyer's proposed surface and storm water management facilities and/or dredge and fill activities prepared by a qualified registered architect or engineer. If Seller shall fail to approve or disapprove said plans and specifications within thirty (30) days after written request by Buyer for such approval, then such approval shall not be required; provided, however, that Seller's failure to timely approve or disapprove said application and plans shall not be deemed a waiver of the requirement that Buyer's activities be consistent and in compliance with the Water Permit, the COE Permit, and the DEP Permit, nor shall it be deemed a waiver of any of the other requirements and obligations imposed upon Buyer under this paragraph 14.

                  (b) Buyer's application for a permit from the District for the construction of Buyer's proposed surface and storm water management facilities or Buyer's application for permits from the Corps or the DEP for the commencement of its dredge and fill activities shall not seek an amendment of or deviation from the Water Permit, the COE Permit, or the DEP Permit without the express written consent of Seller and Buyer's said application or applications shall expressly reference the permit sought to be amended or deviated from.

                  (c) Buyer agrees to promptly notify Seller of any meetings or conferences planned between Buyer and the District, the Corps, or the DEP or any other governmental body or agency having jurisdiction over the Property. Seller may, at Seller's option, attend and participate in any and all such meetings and conferences.

                  (d) In the event that (i) the District, the Corps, or the DEP refuses to issue a permit for Buyer's proposed surface and storm water management facilities and/or dredge and fill activities which have been approved by Seller within the period set forth in paragraph 7 of this Agreement for Buyer's investigations as to the Property, or (ii) Seller refuses to approve Buyer's plans and specifications and/or Buyer's proposed modifications or amendments to the Water Permit, the COE Permit, or the DEP Permit, if any, then, and in such event, Buyer may terminate this Agreement, whereupon all rights and liabilities of the parties hereunder shall cease and terminate, and the Deposit shall be returned to Buyer together with any accrued interest thereon. Further, Buyer agrees upon termination to provide to Seller copies of all drawings, reports, plans, and documents of any kind or nature pertaining to Buyer's investigations of the Property.

                  (e) In the event that (i) it is determined that the permit for Buyer's proposed surface and storm water management facilities and/or dredge and fill activities requires modification, revisions, or alterations of the Water Permit, the COE Permit, or the DEP Permit, and (ii) Seller approves such modification, revision, or alterations, then all costs incurred by Seller in applying to the District, the Corps, or the DEP for such modification, revision, or alteration to the Water Permit, the COE Permit, or the DEP Permit shall be paid by Buyer at or prior to closing. Such costs shall include, but not be limited to, attorney's fees, application fees, and fees to engineers and consultants.


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         15. Transfer of the Water Permit, the COE Permit, and the DEP Permit.

                  (a) Buyer hereby expressly covenants and agrees with Seller that Buyer will execute any and all documents, and supply any and all information required or contemplated by Seller, the District, the Corps, and/or the DEP, necessary to partially assign any or all of such permits and to transfer the liabilities and responsibilities, if any, imposed by the District, the Corps or the DEP, from the Seller to Buyer as those liabilities and responsibilities pertain to the Property or to Buyer's ownership thereof following closing.

                  (b) In the event that the Property is subject to a Conservation Easement in favor of the District, Buyer agrees to strictly comply with all of the terms and provisions of any such Conservation Easement. Buyer hereby assumes any and all responsibility to fully comply with all of the terms and provisions of the Conservation Easement from and after the date of closing and to indemnify and hold harmless Seller from any and all such matters from and after the date of closing. Buyer agrees to cooperate with Seller and the District in transferring to Buyer any and all such responsibilities under any such Conservation Easement and agrees to submit any information and paperwork required by the District required to transfer such obligations under this paragraph.

         16. Severable Covenants. The provisions of paragraphs 2, 7, 11, 12, 13, 14, 15, 19, 28 and 33 are independent and severable from the remainder of this Agreement and neither the closing of the transaction contemplated herein nor any termination of this Agreement shall operate to relieve Buyer (or as to paragraph 33 hereof, to relieve Seller) of any liability or obligation pursuant to such provisions.

         17. Survival. All of the respective representations, warran-ties, covenants and agreements of the parties hereto contained in this Agreement will survive closing and will not be merged into documents executed at closing.

         18. Assignment. Buyer shall not assign this Agreement without Seller's prior written consent. This Agreement is personal to Buyer and Seller's refusal to give Seller's consent shall not give rise to any action for damages against Seller. Notwithstanding the foregoing, Buyer may assign this Agreement to any corporation or other legal entity wholly owned and controlled by Buyer, but such assignment shall not release Buyer from its obligations hereunder. Buyer shall give written notice of any such assignment to Seller contemporaneously with the making of such assignment.

         19. Sales Commission.

                  (a) Seller represents and warrants to Buyer that Seller has not dealt in any manner concerning the Property with any real estate agent, salesman, or broker and Seller agrees to indemnify and hold harmless Buyer from and against any and all loss, liability or expense (including reasonable attorneys' fees) resulting from or arising out of any claim against


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Buyer by any real estate agent, salesman, or broker claiming to have dealt with
Seller in connection with this transaction.

                  (b) Buyer represents and warrants to Seller that Buyer has not dealt in any manner concerning the Property with any real estate agent, salesman, or broker and Buyer agrees to indemnify and hold harmless Seller from and against any and all loss, liability or expense (including reasonable attorneys' fees) resulting from or arising out of any claim against Seller by any real estate agent, salesman or broker claiming to have dealt with Buyer in connection with this transaction.

         20. Notices. All notices and other communications under this Agreement shall be in writing and delivered by messenger or by commercial courier service or sent by registered or certified mail, return receipt requested, addressed to the parties at the places stated in the heading of this Agreement or to such other address and to the attention of such person as either party shall designate in a written notice to the other. All such notices and other communications will be deemed to have been effectively given for all purposes herein at the time such notice has been delivered to the appropriate address as shown above or as so changed.

         21. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Florida.

         22. Captions. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provi- sions hereof.

         23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all such counterparts together shall constitute one and the same instrument.

         24. Successors and Assigns. Subject to the provisions of paragraph 18, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         25. Expenses. Except as otherwise specifically set forth herein, each party shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transaction contemplated by this Agreement.

         26. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment to this Agreement will be binding unless executed in writing by the party sought to be charged. All amendments, supplements or riders hereto shall be in writing and executed or initialed by both parties.


         27. Time Computation. If the time period by which any right, option or election


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provided for in this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day in Jacksonville, Florida.

         28. Seller's Representations. Buyer agrees to accept the Property in its present, existing, "AS IS" condition. No representations, warranties, undertakings, promises, claims, advertising or promotional activities made or conducted by Seller, or by Seller's agents or representatives, whether oral, implied or otherwise, shall be binding upon Seller unless the same are expressly set forth in this Agreement or in a subsequent written instrument executed by Seller. Seller represents and warrants to Buyer as follows:

                  (a) To Seller's knowledge, Seller is legally able to convey good, marketable, and insurable title to the Property, free and clear of all liens and encumbrances and other matters affecting title except the Permitted Exceptions. In the event that this representation is not correct, Buyer's remedies shall be as set forth in paragraph 5 of this Agreement.

                  (b) There is no pending or, to Seller's knowledge, threatened condemnation or property dedication requirement or similar proceeding affecting the Property, nor has Seller any knowledge that such action is contemplated by any governmental agency having jurisdiction.

                  (c) Seller has no information or knowledge of any change contemplated in any applicable law, ordinance or regulation, nor of any pending or threatened judicial or administrative action, which would prevent or impede Buyer's intended use of the Property.

                  (d) To Seller's knowledge, Seller has complied with all applicable laws, ordinances, regulations, statutes, rules, and restrictions affecting the Property. Performance of this Agreement will not result in any breach of, or constitute any default under, any agreement or other instrument to which Seller is a party or by which Seller or the Property is bound.

                  (e) There are no legal actions, suits, or other legal or administrative proceedings, including condemnation cases, affecting the Property, pending or, to Seller's knowledge, threatened, nor has Seller knowledge that any such action is contemplated.

                  (f) No commitments have been made to any governmental agency relating to the Property which would impose an obligation upon Buyer to make any contribution or dedications of money or land or to construct, install, or maintain any improvements of a public nature on the Property except for storm water facilities to serve the Property in accordance with the Conceptual Permit identified in paragraph 14 of the Agreement. No government authority has imposed any requirement that any developer of the Property pay directly or indirectly any special fees or contributions or incur any expenses or obligations in connection with any development of the Property.

                  (g) Water, sewer, telephone, and electric utility facilities are available at the


                                       10

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boundary of the Property.

                  (h) Neither Seller nor any of its agents and employees have used the Property for hazardous or toxic waste disposal, for disposal of fuel, oil, or similar materials, nor as a landfill, garbage or trash disposal site nor, to Seller's knowledge, spilled any hazardous or toxic waste, fuel, oil, or other similar materials on any part of the Property. To the best of Seller's knowledge, no part of the Property has ever been used for hazardous or toxic waste disposal, as a mine field or bombing range, or for disposal of fuel, oil, or other similar material, nor as a landfill or a garbage or trash disposal site.

                  (i) From and after the date of the Agreement, Seller, unless otherwise agreed to in writing by Buyer, will not: (i) perform any grading or excavation, construction, or removal of any improvements, or make any other change or improvement upon or about the Property; or (ii) commit any waste or nuisance upon the Property. Seller will maintain and keep the Property in its present condition and will observe all laws, ordinances, regulations, and restrictions affecting the Property and its use.

         29. Subordination. This Agreement is subordinate and subject to any mortgage Seller may grant to provide any portion of the cost of the acquisition and development of the Project, but Seller shall cause the Property to be released from the lien of any such mortgage prior to or contemporaneously with the closing hereunder.

         30. Special Restrictions. As a part of the consideration for this Agreement, the parties agree that the restrictions set forth in an addendum to this Agreement, if any, entitled "Special
Restrictions", shall be included in the deed contemplated hereby.

         31. Additional Provisions. Additional provisions, if any, are set forth in an addendum attached hereto entitled "Additional
Provisions".

         32. Effective Date. The effective date of this Agreement shall be the date on which it becomes executed by both parties.

         33. Construction Manager. The Purchaser and Seller acknowledge that certain employees of Seller are also principals in GB Investment & Company, Inc., a Florida corporation (the "Construction Manager"), who will serve as Construction Manager in connection with the construction of the improvements on the Property. Recognizing that the key officer of Seller with whom Purchaser is negotiating is also a key officer and principal of Construction Manager, the parties acknowledge that the dates of commencement and completion of the construction and other significant dates in the Purchase and Sale Agreement, including the closing date, can be directly affected by and in part controlled by Seller's representatives in their separate capacity as principals of Construction Manager. Therefore, if and in the event that a Construction Management Agreement is executed between Purchaser and Construction Manager, Purchaser will be relying upon the representatives of Seller, in their separate capacity as principals and employees of Construction Manager, in all matters relating to the commencement of construction, completion of construction, or other dates relating to the acquisition of the Property and the construction of improvements on the Property and for meeting certain conditions precedent to the closing of this transaction. Therefore, Purchaser's failure to meet the deadlines imposed by certain of the dates included in this Agreement, to the extent such failure arises from the acts or omissions of Seller or Construction Manager, will not constitute a default by Purchaser under this Agreement.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates specified below.

Signed, sealed and delivered            ARMOR HOLDINGS, INC.
in the presence of:

____________________________            By:___________________________________

Print: ______________________           Print: _______________________________

____________________________                     Date: October ___, 1996

Print: ______________________                         "BUYER"

                                        WILMA/SKYLAND JOINT VENTURE, LTD.

___________________________             By: Wilma South Corporation
                                        general partner
Print: _____________________

___________________________             By: __________________________________
                                        Print:  Bobby L. Beavers
Print: _____________________
                                                 "SELLER"

                                                 Date: October ___, 1996




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



Martin, Ade, Birchfield & Mickler, P.A., acknowledges receipt of the Deposit and agrees to hold it in escrow in accordance with the terms of this Agreement.

                                    MARTIN, ADE, BIRCHFIELD
                                      & MICKLER, P.A.


___________________________         By: _____________________________________
                                    Print:  Sharon R. Henderson
Print: _____________________

___________________________                           "ESCROW AGENT"

                                              Date: October ____, 1996
Print: _____________________



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